Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES CLOSING OF $23 MILLION PUBLIC OFFERING OF COMMON STOCK, INCLUDING FULL EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT OPTION

Palo Alto, CA — May 1, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today the completion of its underwritten public offering of 3,129,890 shares of common stock.   In addition, Anacor announced that the underwriters of this offering exercised their over-allotment option in full and purchased an additional 469,483 shares of common stock. Total gross proceeds from this offering are $23.0 million before deducting the underwriting discount and other offering expenses payable by Anacor.  All of the shares in the offering were sold by Anacor.

Cowen and Company, LLC acted as the sole book-running manager for the offering with Canaccord Genuity Inc. and Wedbush Securities Inc. acting as co-managers.

The offering was made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC).  A final prospectus supplement and accompanying prospectus describing the terms of the offering was filed with the SEC.

Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).  The final prospectus supplement and accompanying prospectus also is available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Anacor Pharmaceuticals
Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.

Contact:
DeDe Sheel

Investor Relations and Corporate Communications

650.543.7575

dsheel@anacor.com